Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 2,000,000 shares of common stock pertaining to the STERIS Corporation 401(k) Plan of our reports (a) dated May 28, 2010, with respect to the consolidated financial statements and schedule of STERIS Corporation, and the effectiveness of internal control over financial reporting of STERIS Corporation, included in its Annual Report (Form 10-K), for the year ended March 31, 2010 and (b) dated June 28, 2010, with respect to the financial statements and schedule of the STERIS Corporation 401(k) Plan included in the Plan’s Annual Report (Form 11-K), for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

November 30, 2010